Exhibit 99.1

101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:
November 3, 2011	Randolph F. Williams
President/CEO
(765) 742-1064
Fax: (765) 429-5932

LSB Financial Corp. Announces Third Quarter and Year-to-Date Results

LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported quarterly earnings of $457,000 or $0.29 diluted earnings per share compared to $526,000 or $0.34 diluted earnings per share a year earlier.  Year-to-date earnings were $1.1 million or $0.73 diluted earnings per share compared to $1.5 million or $0.98 per share for the comparable period in 2010.  The largest positive impact on income comes from low market interest rates which translated into a $551,000 increase in net interest margin year-to-date, primarily because of lower interest rates on deposits and borrowings.  The largest negative impact continues to come from the provision for loan losses which was $927,000 over last year for the first nine months but improved $25,000 over the same quarter last year.

Randolph F. Williams, president and CEO stated, “Despite additional credit related expenses, including the increased loan loss provision, OREO write downs and appraisal driven value adjustments on non-performing loans, this quarter represents our sixth straight profitable quarter.  Additionally, we strengthened capital, grew our net interest margin, and further built up our loan loss reserves.  The fundamentals of the bank are sound.”

Williams continued, “The bank continues to benefit from lower interest rates in the economy which have resulted in an increase in our net interest margin from 3.64% for the nine months ended September 30, 2010 to 4.00% for the same period in 2011.   We have also increased non-interest income by $74,000 for the first nine months of 2011 over the same period in 2010, and by $106,000 for the quarter ended September 30, 2011 over the same period in 2010.   We have done this through increases in the gain on the sale of mortgage loans and through decreases in the losses on the sale of our OREO properties.  Our people are essential to attracting and maintaining customer relationships that are at the heart of the traditional community bank model.”

Williams continued, “An area that continues to plague nearly all banks to some extent is problem loans.  At September 30, 2011, our non-performing assets (loans and OREO properties) totaled $16.4 million or 4.50% of total assets, down from the $19.3 million or 5.18% at the end of 2010.   Our non-accruing loans were $14.9 million at September 30, 2011 compared to $18.0 million in December 2011.  Our level of OREOs increased to $1.5 million compared to $1.2 million at the end of last year as we made progress in obtaining control of some properties which had been working through the foreclosure system for months.  While we continually work to reduce problem loan balances, as a hometown, community bank we believe that there is little to be gained from routinely putting borrowers on a track to foreclosure at the first sign of delinquency.    One thing that helped us was a drop in the unemployment rate to 7.3% in September.  In the meantime, we will continue to work with our borrowers to bring about the best possible outcome.  To recognize potential losses in our loan portfolio we have added $2.7 million to our reserve for loan losses in the first nine months of 2011, compared to $1.8 million for the first nine months of 2010.  The contribution to this reserve for the quarter was $885,000 compared to $910,000 last year in the third quarter.  This brings our reserve to $5.4 million or 1.69% of total loans compared to $5.3 million and 1.65% at December 31, 2010.  This equates to 36.05% of our non-performing loans, up from 29.61% last year at the same time.  We believe this amount will be adequate to cover losses based on our quarterly evaluation and loan mix.

“The bank continues to maintain a strong capital base with a capital ratio of 10.12% at September 30, 2011, comparable to the 9.57% at December 31, 2010.  Mr. Williams stated, “There is considerable uncertainty about where the economy is headed, both nationally and to a lesser extent here in Greater Lafayette. We believe that the combination of our continued profitability, a $5.4 million loan loss reserve, and over 10.00% capital should be adequate to allow us to work through the issues presented by this struggling economy.”

The closing market price of LSB stock on November 1, 2011 was $13.50 per share as reported by the Nasdaq Global Market.

LSB FINANCIAL CORP. SELECTED CONSOLIDATED FINANCIAL INFORMATION (Dollars in thousands except share and per share amounts)
Selected balance sheet data:	September 30, 2011	December 31, 2010

Cash and due from banks	$12,445	$10,593
Interest bearing deposits	4,711	2,980
Securities available-for-sale	12,747	11,805
Loans held for sale	2,018	2,265
Net portfolio loans	309,206	320,810
Allowance for loan losses	5,366	5,343
Premises and equipment, net	6,201	6,116
Federal Home Loan Bank stock, at cost	3,185	3,583
Bank owned life insurance	6,391	6,264
Other assets	6,942	7,431
Total assets	363,846	371,847

Deposits	306,843	311,458
Advances from Federal Home Loan Bank	18,000	22,500
Other liabilities	2,172	2,312

Shareholders’ equity	36,831	35,577
Book value per share	$23.68	$22.90
Equity / assets	10.12%	9.57%
Total shares outstanding	1,555,222	1,553,525

Asset quality data:
Non-accruing loans	$14,885	$17,370
Loans past due 90 days still on accrual	---	676
Other real estate / assets owned	1,479	1,214
Total non-performing assets	16,364	19,260
Non-performing assets / total assets	4.50%	5.18%
Allowance for loan losses / non-performing loans	36.05%	29.61%
Allowance for loan losses / non-performing assets	32.79%	27.74%
Allowance for loan losses / total loans	1.69%	1.65%
Loans charged off (quarter-to-date and year-to-date, respectively)	$2,768	$1,382
Recoveries on loans previously charged off	55	229

	Three months ended September 30,		Nine months ended September 30,
Selected operating data:	2011	2010	2011	2010

Total interest income	$4,399	$4,876	$13,233	$14,268
Total interest expense	1,041	1,489	3,198	4,784
Net interest income	3,358	3,387	10,035	9,484
Provision for loan losses	885	910	2,736	1,809
Net interest income after provision	2,473	2,477	7,299	7,675
Non-interest income:
Deposit account service charges	381	393	992	1,157
Gain on sale of mortgage loans	334	366	724	542
Gain(loss) on sale of available-for-sale securities	5	0	7	0
Gain(loss) on sale OREO	(103)	(189)	(438)	(449)
Other non-interest income	307	248	845	806
Total non-interest income	924	818	2,130	2,056
Non-interest expense:
Salaries and benefits	1,436	1,372	4,219	4,013
Occupancy and equipment, net	292	321	888	986
Computer service	145	147	434	421
Advertising	95	68	210	203
FDIC Insurance Premium	118	171	436	494
Other	606	428	1,505	1,362
Total non-interest expense	2,692	2,507	7,692	7,479
Income before income taxes	705	788	1,737	2,252
Income tax expense	248	262	598	737
Net income	457	526	1,139	1,515

Weighted average number of diluted shares	1,554,060	1,553,525	1,553,972	1,553,525
Diluted earnings per share	$0.29	$0.34	$0.73	$0.98

Return on average equity	5.00%	6.02%	4.19%	5.85%
Return on average assets	0.51%	0.55%	0.42%	0.53%
Average earning assets	$329,296	$353,706	$334,322	$347,706
Net interest margin	4.08%	3.83%	4.00%	3.64%
Efficiency ratio	79.25%	76.08%	81.58%	76.86%